News Release

For further information:

Hooper Holmes
Burt R. Wolder
Senior Vice President
(908) 953-6249

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Third Quarter 2012 Results

BASKING RIDGE, N.J., November 16, 2012 -- Hooper Holmes (NYSE MKT:HH) today announced financial results for the quarter ended September 30, 2012.

Consolidated revenues totaled $33.7 million for the third quarter of 2012, representing a 12% decline from $38.2 million in the third quarter of 2011. The Company recorded a net loss of $2.2 million, or ($0.03) per share, for the third quarter of 2012 compared to a net loss of $1.3 million, or ($0.02) per share, for the third quarter of 2011.

For the nine months ended September 30, 2012, consolidated revenues were $107.9 million compared to $116.7 million in the comparable period of 2011. The Company's net loss for the nine months ended September 30, 2012 totaled $10.9 million, or ($0.16) per share, compared to a net loss of $2.9 million, or ($0.04) per share, for the nine months ended September 30, 2011. The results for the nine months ended September 30, 2012 include $2.2 million of restructuring charges, primarily related to our new Portamedic service delivery model. The results for the nine months ended September 30, 2011 included $0.1 million of restructuring charges.

Third quarter 2012 revenues by service line:

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Portamedic revenue totaled $21.5 million in the third quarter of 2012, a decline of approximately 13% compared to $24.8 million in the third quarter of 2011, primarily due to a 12% decline in paramedical exams completed during the quarter, with revenue per exam remaining essentially flat in comparison to the prior year period.

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Health & Wellness revenue totaled $5.3 million for the third quarter of 2012, an 8% decrease from the third quarter of 2011, primarily due to the postponement of third quarter screening events by customers until the fourth quarter of 2012.

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Heritage Labs revenue totaled $2.6 million for the third quarter of 2012, a decrease of approximately 4% compared to the third quarter of 2011, primarily attributable to a decrease in revenue from the Company's lab testing services.

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Hooper Holmes Services revenue totaled $4.3 million for the third quarter of 2012, a decrease of 13% in comparison to the prior year period, primarily due to reduced demand for the Company's medical records collection services.

As of September 30, 2012, cash and cash equivalents totaled $8.2 million, with no outstanding borrowings under the Company's credit facility. The Company's cash balance declined by approximately $3.3 million in the third quarter of 2012, primarily attributable to net cash used in operations of approximately $1.9 million and capital expenditures totaling $1.3 million in the third quarter of 2012.

"Third quarter financial results were impacted by the June 30th conversion to our new delivery model and continued revenue declines in Portamedic. While disappointing, we are making progress implementing the new model and we have reduced losses in the 2012 third quarter compared to the 2012 second quarter. Due to the investments made in our delivery model, and throughout the year in technology and services, we were able to win new contracts which will contribute to improved Portamedic results in 2013,” said Ransom J. Parker, President and CEO of Hooper Holmes. “It continues to take time to transform Portamedic, but we are confident in the direction of the business.”

“Health & Wellness results reflect the postponement of screening events by sponsors from the third quarter of 2012 to the fourth quarter. We continue to be optimistic about the performance of Health & Wellness as we head into the seasonally strong fourth quarter,” Mr. Parker continued. “As a result of declines in Portamedic revenue, we are no longer expecting profitability in the fourth quarter of 2012. However, we are optimistic our turn-around strategies will produce positive results in 2013.”

Conference Call

The Company will host a conference call, today, November 16, 2012 at 11:00 a.m. ET to discuss third quarter 2012 results.

To participate in the conference call, please dial 877-941-4774 or internationally 480-629-9760 conference ID 4573014 five to ten minutes before the call is scheduled to begin. A live web cast will be hosted on the Company's web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available from 2:00 p.m. on November 16, 2012 until midnight on November 23, 2012, by dialing 877-870-5176 or internationally 858-384-5517. The access code for the replay is 4573014.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With a presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four service lines. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today's tests. Hooper Holmes Health & Wellness performs risk assessment and risk management services including biometric screenings, health risk assessments and onsite wellness coaching for wellness companies, disease management organizations, clinical research organizations and health plans. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; our working capital requirements over the next 12 to 24 months; the level of our liquidity; operating cash flows; customer and creditor concerns about our financial health; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company's business is set forth in the Company's annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 9, 2012. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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